SEC FILE NUMBER 000-27376
CUSIP NUMBER 284434 107

                                              UNITED STATES
                                    SECURITIES AND EXCHANGE COMMISSION
                                          Washington, D.C. 20549

                                               FORM 12b-25

                                       NOTIFICATION OF LATE FILING

(Check One):      |_| Form 10-K        |_| Form 20-F        |_| Form 11-K      |X| Form 10-Q and Form 10-QSB
                  |_| Form 10-D        |_| Form N-SAR       |_| Form N-CSR

                  For Period Ended:  March 31, 2008

                  [  ] Transition Report on Form 10-K
                  [  ] Transition Report on Form 20-F
                  [  ] Transition Report on Form 11-K
                  [  ] Transition Report on Form 10-Q
                  [  ] Transition Report on Form N-SAR
                  For the Transition Period Ended: ______________________________________

              Read Instructions (on back page) Before Preparing Form. Please Print or Type.
Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

         Not Applicable

PART I - REGISTRANT INFORMATION

         Elcom International, Inc.
Full Name of Registrant

         Not Applicable
Former Name if Applicable

         10 Oceana Way
Address of Principal Executive Office (Street and Number)

         Norwood, MA  02062
City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed.  (Check box if appropriate)

                          (a)   The reasons  described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
                          (b)   The subject annual report,  semi-annual  report,  transition report on Form 10-K,
                                |_| Form  10-KSB,  Form 20-F,  Form 11-K,  Form N-SAR or Form  N-CSR,  or portion thereof,  will be filed on or before the  fifteenth  calendar day  following  the prescribed  due date; or the subject  quarterly  report or  transition  report on
                                Form 10-Q,  Form 10-QSB or subject  distribution  report on Form 10-D, or portion thereof,  will be filed  on or  before  the  fifth  calendar  day  following  the prescribed due date; and
                          (c)   The  accountant's  statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable  detail the reasons why Forms 10-K, 20-F, 11-K,  10-Q,  10-D,  N-SAR,  N-CSR, or
the transition report or portion thereof, could not be filed within the prescribed time period.

(Attach Extra Sheets if Needed)

Elcom  International,  Inc.'s (the  "Company")  report on Form 10-QSB for the quarter ended March 31, 2008
(the "Quarterly  Report") cannot be filed within the prescribed  time period without  unreasonable  effort or expense  because the Company is in the process of  completing  its annual report on Form 10-KSB for the year ended  December  31,  2007.  The  Company is working  diligently  to finalize  its Annual  Report and subsequent  Quarterly  Report so that it can become current with its reporting  obligations and intends to file all reports as soon as practicable,  but does not anticipate  being able to file its Quarterly Report on or before the fifth calendar day following the prescribed due date.

PART IV - OTHER INFORMATION

(1)  Name and telephone number of persons to contact in regard to this notification

         David Elliott                781                  501-4000
         (Name)                    (Area Code)          (Telephone Number)

(2)  Have all other periodic  reports  required  under Section 13 or 15(d) of the Securities  Exchange Act of 1934 or Section 30 of the  Investment  Company Act of 1940 during the  preceding  12 months or for such shorter period that the  registrant  was required to file such  report(s) been filed?  If answer
     is no, identify report(s).   |_|Yes   |X|  No

             Annual Report on Form 10K for the year ended December 31, 2007

(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
     |_| Yes    |X| No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                                        Elcom International, Inc.
                               (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:    May 13, 2008                           By: /s/ David Elliott
                                                   Vice President of Finance

INSTRUCTION:  The form may be  signed by an  executive  officer  of the  registrant  or by any other  duly authorized  representative.  The name and title of the person  signing  the form shall be typed or printed beneath  the  signature.  If the  statement  is  signed  on  behalf  of the  registrant  by an  authorized representative  (other than an executive officer),  evidence of the representative's  authority to sign on behalf of the registrant shall be filed with the form.